EXHIBIT 99.2

                                  EXHIBIT 99.2



           CORNERSTONE SECURES INTEREST RATE ON $73.5 MILLION OF DEBT

RICHMOND, Virginia, October 4, 1999 - Cornerstone Realty Income Trust (NYSE:TCR) today announced that they have placed $73.5 million in financing with Prudential Mortgage Capital Corporation. The seven-year interest only loan bears a fixed interest rate of 7.29% per annum and is secured by 10 of the Company's 87 properties. Cornerstone can request that the loan be considered for conversion to unsecured financing if it obtains an investment grade credit rating. Net proceeds from the loan were used to pay down existing short term financing including a substantial curtailment to the Company's unsecured Line of Credit.

"This transaction is consistent with our philosophy of maintaining a very strong and flexible balance sheet. Post closing, our debt level remains at approximately 25% of total market capitalization. With recent volatility in the financial markets, the transaction mitigates our variable interest rate risk and creates greater borrowing capacity under our Line of Credit", said Glade Knight, Chairman and Chief Executive Officer.

The Company has total debt outstanding of approximately $254 million. Approximately $104 million, or 41% of total debt, is secured long-term debt with an average interest rate of 7.06%. The remaining debt is a balance on the Company's unsecured Line of Credit that carries an interest rate of 120 basis points over LIBOR, currently 6.5%.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the future results, performance or achievements of the Company to be materially different from any forward-looking statements. Such factors include, among others, risks associated with the timing of, costs associated with, and effects of property improvements, financing commitments and general competitive factors.

Cornerstone Realty Income Trust, Inc. is a fully integrated, self-managed and self-advised real estate company that has operated as a REIT since 1993. The Company focuses on the ownership and management of multi-family properties in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Currently, the Company owns 87 multifamily properties containing 20,965 apartment homes. For additional information please contact Glade M. Knight, Chairman and Chief Executive Officer, S. J. Olander, Executive Vice President and Chief Financial Officer, David S. McKenney, Senior Vice President of Corporate Services or Krissy Gathright, Assistant Vice President of Corporate Services at (804) 643-1761. Further information on Cornerstone may be found on our web site at: http://www.cornerstonereit.com.